Exhibit 99.1

Fidelity National Financial, Inc. Announces Distribution of FNFV Tracking Stock

Jacksonville, Fla. — (June 30, 2014) — Fidelity National Financial, Inc. (NYSE:FNF), a leading provider of title insurance, technology and transaction services to the real estate and mortgage industries, today announced that it has completed the distribution of the two previously announced tracking stocks, FNF Group common stock and FNFV Group common stock. Each share of the current FNF Class A common stock outstanding was converted into one share of FNF Group common stock, which will trade on the New York Stock Exchange under the current trading symbol “FNF”, and 0.3333 of a share of FNFV Group common stock, which will trade on the New York Stock Exchange under the trading symbol “FNFV”. Both FNF and FNFV will begin regular way trading on Tuesday, July 1, 2014. FNF will have approximately 276 million shares outstanding and FNFV will have approximately 92 million shares outstanding.

About FNF

Fidelity National Financial, Inc. (NYSE:FNF), is a leading provider of title insurance, technology and transaction services to the real estate and mortgage industries. FNF is the nation’s largest title insurance company through its title insurance underwriters – Fidelity National Title, Chicago Title, Commonwealth Land Title, Alamo Title and National Title of New York – that collectively issue more title insurance policies than any other title company in the United States. FNF also provides industry-leading mortgage technology solutions and transaction services, including MSP®, the leading residential mortgage servicing technology platform in the U.S., through its majority-owned subsidiaries, Black Knight Financial Services, LLC and ServiceLink Holdings, LLC.

Forward-Looking Statements

This press release contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements regarding our expectations, hopes, intentions or strategies regarding the future are forward-looking statements. Forward-looking statements are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future financial and operating results and are not statements of fact, actual results may differ materially from those projected. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. The risks and uncertainties which forward-looking statements are subject to include, but are not limited to: changes in general economic, business and political conditions, including changes in the financial markets; weakness or adverse changes in the level of real estate activity, which may be caused by, among other things, high or increasing interest rates, a limited supply of mortgage funding or a weak U. S. economy; our potential inability to find suitable acquisition candidates; our dependence on distributions from our title insurance underwriters as a main source of cash flow; significant competition that our operating subsidiaries face; compliance with extensive government regulation of our operating subsidiaries; and other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of the Company’s Form 10-K and other filings with the Securities and Exchange Commission.

SOURCE: Fidelity National Financial, Inc.

CONTACT: Daniel Kennedy Murphy, Senior Vice President and Treasurer, 904-854-8120, dkmurphy@fnf.com